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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Chicago Bridge & Iron Company N.V.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY

CHICAGO BRIDGE & IRON COMPANY N.V.
POLARISAVENUE 31
2132 JH HOOFDDORP, THE NETHERLANDS

NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 10, 2007

To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.

You are hereby notified that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Chicago Bridge & Iron Company N.V. will be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Thursday, May 10, 2007, for the following purposes:

1. To elect two members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2010. The Supervisory Board recommends the election of Jerry H. Ballengee and Michael L. Underwood to fill these positions;

2. To authorize the preparation of our Dutch Statutory Annual Accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2006 and to adopt our Dutch Statutory Annual Accounts for the year ended December 31, 2006;

3. To discharge the members of our Management Board from liability in respect of the exercise of their duties during the year ended December 31, 2006;

4. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2006;

5. To resolve on the final dividend for the year ended December 31, 2006 in an amount of $0.12 per share, which has previously been paid out to shareholders in the form of interim dividends;

6. To approve the extension of the authority of our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital until November 10, 2008 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

7. To approve the extension of the authority until May 10, 2012 of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares) and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares;

8. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2007; and

9. Discussion of our dividend policy.

Our Dutch Statutory Annual Accounts and the annual report of the Management Board, our Annual Report on Form 10-K, the charters of our Audit, Nominating, Organization and Compensation, Corporate Governance and Strategic Initiatives Committees, our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, www.cbi.com, and may be obtained free of charge by request to our principal executive offices at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; and at our administrative offices c/o Chicago Bridge & Iron Company (Delaware), 2103 Research Forest Drive, The Woodlands, TX 77380-2624 attn: Investor Relations.

REGISTERED SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Walter G. Browning
Secretary

April **, 2007

CHICAGO BRIDGE & IRON COMPANY N.V. PROXY STATEMENT
CORPORATE GOVERNANCE
COMMITTEES OF THE SUPERVISORY BOARD
ITEM 1 ELECTION OF MEMBERS OF THE SUPERVISORY BOARD
COMMON SHARE OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT
EXECUTIVE COMPENSATION
DETERMINING THE FORM AND AMOUNT OF COMPENSATION ELEMENTS TO MEET OUR COMPENSATION OBJECTIVES
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICER COMPENSATION
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
DIRECTOR COMPENSATION
ITEM 2
ADOPTION OF ANNUAL ACCOUNTS FOR 2006
ITEM 3
DISCHARGE OF MEMBERS OF THE MANAGEMENT BOARD
ITEM 4
DISCHARGE OF MEMBERS OF THE SUPERVISORY BOARD
ITEM 5
DISTRIBUTION FROM PROFITS
ITEM 6
EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 10, 2008
ITEM 7
EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 10, 2012
ITEM 8
APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM 9
DISCUSSION OF DIVIDEND POLICY
SHAREHOLDER PROPOSALS

CHICAGO BRIDGE & IRON COMPANY N.V.

PROXY STATEMENT

This proxy statement, which is first being mailed to holders of registered shares on or about April **, 2007, is furnished in connection with the solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. (“we”, “CB&I” or the “Company”), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held May 10, 2007, at 2:00 p.m. local time (the “Annual Meeting”), for the purposes set forth in the foregoing notice and agenda.

Each share entitles the holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the “Voter Deadline”) will be voted at the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Messrs. Ballengee and Underwood and for all proposals described in this proxy statement. If any other business is properly brought before the meeting under our Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the meeting.

A shareholder may revoke a proxy by submitting a document revoking it, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the meeting and voting in person (with regard to which the requirements below apply).

Only holders of record of the **,***,*** registered shares of our share capital, par value EUR 0.01 (the “common shares” or “shares”), issued at the close of business on April 2, 2007 are entitled to notice of and to vote at the meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to May 3, 2007. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.

Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee and “broker non-votes” (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares.

CORPORATE GOVERNANCE

Director Independence

The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board, and generally no more than one director who is also an employee. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange listing standards and the criteria set forth in Exhibit A (“Exhibit A”) to our Corporate Governance Guidelines (which comply with and in some cases are stricter than the New York Stock Exchange listing standards), is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. As stated in Exhibit A, available at www.cbi.com, a director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within 5 years since the end of either the affiliation or the auditing relationship;

•	has not been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee of another company that concurrently employs the director within the last 5 years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•	is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.

However, in making the determination as to independence, the Supervisory Board will broadly consider all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. Such determinations, in individual cases, may warrant exceptions to the above general guidelines. Based on these guidelines, the Supervisory Board has determined that the following members of the Supervisory Board do not have a relationship with us, and that each of Messrs. Ballengee, Flury, Jennett, Kontny, Neale and Simpson and Ms. Williams are independent under the standards described above. Mr. Asherman, our chief executive officer, is not independent. The Supervisory Board has also determined that all members of the Supervisory Board, except Mr. Asherman, are “independent” as that term is defined by the Dutch Corporate Governance Code adopted by the Dutch Corporate Governance Committee on December 9, 2003 (the “Dutch Corporate Governance Code”).

Related Party Transactions

The Nominating Committee of the Supervisory Board is responsible for reviewing and approving all transactions that might represent a conflict or potential conflict of interest on the part of shareholders who hold more than 10% of our shares, directors, officers and employees. Each director, officer and employee must make prompt and full disclosure of all conflicts of interest to the President and CEO, the Chief Financial Officer or the General Counsel of CB&I or the non-Executive Chairman or the Chairman of the Audit Committee. A conflict of interest includes a financial interest in any contract with us or in any organization doing business with us, or the receipt of improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each Supervisory Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Supervisory Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Ethics and the Nominating Committee charter available at www.cbi.com.

During 2006, Stephen P. Crain, President-Western Hemisphere Operations, was indebted to the Company pursuant to a Senior Executive Relocation Loan Agreement entered into in 2001 in connection with the move of our administrative offices to The Woodlands, Texas. The loan was interest free and the largest amount outstanding during 2006 was $700,000, which was paid during 2006. The Company does not currently provide personal loans to its executive officers or supervisory directors.

Nominations for Directors

The Nominating Committee of the Supervisory Board is responsible for screening potential members of the Supervisory Board and recommending qualified candidates to the Supervisory Board for nomination. Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses such factors as independence, judgment, business experience, knowledge of our core business, international background and particular skills to enable a board member to make a significant contribution to the Supervisory Board, the Company and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee (“Appendix I”), available at www.cbi.com., are relevant criteria and characteristics which may be considered by the Nominating Committee in identifying nominees to be a member of the Supervisory Board, including:

•	CEO, COO or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	financial, liability/equity management and human relations skills; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.

The Nominating Committee identifies nominees by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Walter G. Browning, Secretary, Chicago Bridge & Iron Company N.V., Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands.

COMMITTEES OF THE SUPERVISORY BOARD

The Supervisory Board has five standing committees to assist the Supervisory Board in the execution of its responsibilities. The committees are the Audit Committee, the Nominating Committee, the Corporate Governance Committee, the Strategic Initiatives Committee and the Organization and Compensation Committee. Each Committee is composed of a minimum of three members of the Supervisory Board, except the Corporate Governance Committee which consists of all non-management members of the Supervisory Board, who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted thereunder, the listing standards of the New York Stock Exchange in effect from time to time and the Dutch Corporate Governance Code. Each committee functions under a charter adopted by the Supervisory Board that can be accessed through our website, www.cbi.com, and is available in print to any shareholder who requests it.

Audit Committee

The current members of the Audit Committee are Ms. Williams (Chairman) and Messrs. Ballengee, Flury and Kontny. The Supervisory Board has determined that Ms. Williams, Chairman of the Audit Committee, is independent as defined in the Exchange Act and meets the definition of “audit committee financial expert”, as such term is defined under the rules of the Securities and Exchange Commission (the “SEC”), and the definition of “financial expert” as defined by the Dutch Corporate Governance Code. The Supervisory Board has also determined that Ms. Williams and Messrs. Ballengee, Flury and Kontny possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls.

The Audit Committee met 18 times during 2006. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services in connection with the approval of the independent registered public accounting firm’s audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but no less often than quarterly. It approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. The Chief Financial Officer may approve services which are consistent with the permissible services specifically pre-approved by the Audit Committee. Where the services are not specified by the pre-approval policy, and the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fees are monitored by the Audit Committee at its quarterly meeting.

Audit Fees

For the years ended December 31, 2006 and 2005, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2006	2005

Audit Fees(1)	$4,973,989	$6,328,000
Audit-Related Fees(2)	56,000	56,000
Tax Fees(3)	380,884	476,500
All Other Fees(4)	—	13,231

Total	$5,410,873	$6,873,731

(1)	Audit Fees consist of fees for audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; statutory and regulatory audits and consents; financial accounting and reporting consultations; and other services related to SEC matters.

(2)	Audit-Related Fees consist of fees for employee benefit plan audits.

(3)	Tax Fees consist of fees for tax consulting services including transfer pricing documentation, tax advisory services and compliance matters.

(4)	All Other Fees consist of permitted non-audit services.

The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee.

Report of the Audit Committee of the Supervisory Board

The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2006:

The Supervisory Board of Directors has adopted a written charter for the Audit Committee.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006. For a summary of our independent inquiry conducted during the last part of 2005 and early 2006, see the Company’s Current Report on Form 8-K filed June 1, 2006.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3000T, and have discussed with the Company’s independent registered public accounting firm their independence. The Audit Committee has also reviewed the non-audit services provided by the Company’s independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company’s independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Supervisory Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Marsha C. Williams
(Chairman)
Jerry H. Ballengee
L. Richard Flury
Vincent L. Kontny

Organization and Compensation Committee

The current members of the Organization and Compensation Committee are Messrs. Kontny (Chairman), Jennett, Neale and Simpson. The Organization and Compensation Committee met five times in 2006. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management;

•	administration of our long-term and short-term incentive plans;

•	evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s and named executive officers’ compensation, evaluation of the Chief Executive Officer’s and the named executive officers’ performance in light of those goals and objectives and setting the Chief Executive Officer’s and the named executive officers’ compensation level based on this evaluation; and

•	preparation of the Compensation Committee report on executive compensation to be included in the proxy statement.

Setting Our Executive Compensation

The decisions on compensation for our executive officers are made by the Organization and Compensation (“O&C”) Committee of our Supervisory Board. Our management makes recommendations to the O&C Committee on compensation for executive officers — base salary, target bonus, and the metrics and targets of long-term equity awards. These include recommendations by our CEO on the compensation of his direct reports (generally the named executive officers). The O&C Committee considers these recommendations in executive session and can approve or modify those recommendations. The O&C Committee then sets the compensation for our CEO and the named executive officers.

In making its recommendations, management receives advice and recommendations from the compensation consultants, Hewitt Associates (“Hewitt”), which was retained by management. Hewitt evaluates our compensation practices and assists in developing and implementing our executive compensation program and philosophy. They review our compensation regularly and offer their comments on our comparator companies, benchmarks and how our compensation programs are actually succeeding in meeting our objectives. Hewitt representatives are present at selected O&C Committee meetings, including executive sessions, to discuss executive compensation matters. Hewitt makes recommendations to the O&C Committee at its request, independently of management, on executive compensation generally and on the specific compensation of specific executive officers.

The O&C Committee normally determines base salary for executive officers annually at its regularly-scheduled December meeting, to go into effect the following January 1. The O&C Committee normally determines annual bonus targets and long-term equity awards and relevant performance expectations for a year for executive officers annually at its regularly-scheduled February meeting. The O&C Committee may set salary and grant bonus and equity awards for executive officers at other times to reflect promotions and new hires.

Nominating Committee

The current members of the Nominating Committee are Messrs. Ballengee (Chairman), Flury and Jennett. The Nominating Committee met four times during 2006. Its primary duties and responsibilities include:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and the Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions of the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee Supervisory Directors; and

•	review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and Business and Legal Compliance Policy and making recommendations to the Supervisory Board concerning the granting of waivers.

Compensation of the Members of the Supervisory Board

Under our Articles of Association, the decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. The Nominating Committee makes recommendations to the Supervisory Board on compensation for Supervisory Directors. The Supervisory Board can approve or modify those recommendations and proposes them to the shareholders at the general meeting. In making its recommendations, the Nominating Committee receives advice and recommendations from our compensation consultants, Hewitt. Hewitt evaluates our compensation practices and assists in developing our director compensation program. They review supervisory director compensation annually. Hewitt representatives are present at selected Nominating Committee meetings to discuss supervisory director compensation.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Messrs. Neale (Chairman), Ballengee, Flury, Jennett, Kontny and Simpson and Ms. Williams. The Corporate Governance Committee met six times during 2006. Its primary duties and responsibilities include the following:

•	oversight of the evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.

The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Gary L. Neale, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties, including shareholders, may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the chairman of the Audit Committee who will forward it to the appropriate member.

Strategic Initiatives Committee

The current members of the Strategic Initiatives Committee are Messrs. Ballengee (Chairman), Flury and Simpson. The Strategic Initiatives Committee met two times during 2006. Its primary duties and responsibilities include the following:

•	review and approve contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority granted by the Supervisory Board to the Chief Executive Officer; and

•	review and make recommendations to the Supervisory Board with respect to other matters exceeding the authority granted by the Supervisory Board to the Chief Executive Officer.

Information Regarding Meetings

The Supervisory Board held nine meetings in 2006. All of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of all committees of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting. Last year, all of the members of the Supervisory Board attended the Annual Meeting.

ITEM 1

ELECTION OF MEMBERS OF THE SUPERVISORY BOARD

The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”), the members of which are appointed by the general meeting of shareholders. Our Articles of Association provide for at least 6 and no more than 12 Supervisory Directors to serve on the Supervisory Board. The terms of two Supervisory Directors will expire at the date of the Annual Meeting. The Supervisory Board has determined to maintain the number of Supervisory Directors at eight. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board of the Company. The general meeting of shareholders held in 2006 appointed our wholly-owned subsidiary Chicago Bridge & Iron Company B.V. as the sole member of the Management Board.

Members of the Supervisory Board are elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but supervisory directors whose terms of office expire may be re-elected. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year in which the director attains the age of 72; a director whose term expires for this reason may not be re-elected. L. Donald Simpson will attain the age of 72 during 2007, and his term of office as supervisory director will expire at this meeting.

As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

Two members of the Supervisory Board are to be elected who will serve until the general meeting of shareholders in 2010. For one position, the Supervisory Board has proposed the election of Jerry H. Ballengee or

David P. Bordages. For the second position, the Supervisory Board has proposed the election of Michael L. Underwood or Samuel C. Leventry.

Based on the guidelines set forth above, the Supervisory Board has determined that Mr. Ballengee does not have a material relationship with us and, if elected, would be considered as an independent member of the Supervisory Board. Mr. Underwood has been an advisor to the Supervisory Board since September 2006, and in such capacity has been paid $25,000, an amount equal to what he would have earned if he had been a member of the Supervisory Board. Mr. Underwood is a former partner of Arthur Andersen LLP and former Director for Deloitte & Touche LLP, each of which was our former auditor. The nomination of Mr. Underwood was recommended by our Chief Financial Officer. The Supervisory Board has determined that such service and affiliation did not establish a material relationship with us and that, if elected, he would be an independent member of the Supervisory Board. Messrs. Bordages and Leventry were recommended by the Chief Executive Officer, are presently our employees and, if elected, would not be considered independent members of the Supervisory Board.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. BALLENGEE AND UNDERWOOD.

The Supervisory Board is recommending re-election of Mr. Ballengee and the election of Mr. Underwood to the Supervisory Board, on the basis of their extensive professional knowledge and experience, particularly their knowledge of and experience with the Company and its business gained by them in connection with the outstanding services they have provided to the Company to date as Supervisory Director, in the case of Mr. Ballengee since 1997, and, in the case of Mr. Underwood, since 2006 as advisor to the Supervisory Board.

Certain information with respect to the nominees for Supervisory Director and the six Supervisory Directors whose terms do not expire this year is as follows:

The Following Nominations are Made for Three-Year Terms Expiring in 2010:

  First Position

  First Nominee

JERRY H. BALLENGEE, 69, has served as our non-executive Chairman of the Supervisory Board since February 3, 2006 and as a member of the Supervisory Board since April 1997. From October 2001 to May 2006, he was Chairman of the Board of Morris Material Handling Company (MMH). Mr. Ballengee served as President and Chief Operating Officer of Union Camp Corporation from July 1994 to May 1999 and served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation from 1988 to 1999, when the company was acquired by International Paper Company. He is Chairman of the Supervisory Board’s Nominating Committee and Strategic Initiatives Committee and a member of the Corporate Governance Committee and Audit Committee.

  Second Nominee

DAVID P. BORDAGES, 56, has served as Vice President-Human Resources and Administration of Chicago Bridge & Iron Company since February 25, 2002. Mr. Bordages was Vice President-Human Resources of the Fluor Corporation from April 1989 through February 2002.

  Second Position

  First Nominee

MICHAEL L. UNDERWOOD, 63, had a 35-year career in public accounting. From 2002 to 2003, he was a Director for Deloitte & Touche LLP. Prior to that, he was a partner in Arthur Andersen LLP. He is currently a director and chairman of the Audit Committee of Dresser-Rand Group.

  Second Nominee

SAMUEL C. LEVENTRY, 57, has served as Vice President-Technology Services of Chicago Bridge & Iron Company since January 2001. Prior to that, he was Vice President-Engineering from April 1997 to January 2001. Mr. Leventry has been employed by Chicago Bridge & Iron Company for over 36 years in various engineering positions.

Supervisory Directors to Continue in Office with Terms Expiring in 2009:

PHILIP K. ASHERMAN, 56, has served as our President and Chief Executive Officer since February 2006. From August 2001 to February 2006 he served as our Executive Vice President and Chief Marketing Officer and from May 2001 to July 2001 served as Vice President-Strategic Sales, Eastern Hemisphere. Prior thereto, Mr. Asherman was Senior Vice President of Fluor Global Services and held other executive positions with Fluor Daniel, Inc. operating subsidiaries.

L. RICHARD FLURY, 59, has served as a member of our Supervisory Board since May 2003 and was an advisor to the Supervisory Board from May 2002 to May 2003. He retired from his position as Chief Executive, Gas and Power for BP plc on December 31, 2001, which position he had held since June 1999. Prior to the integration of Amoco and BP, he served as Executive Vice President of Amoco Corporation with chief executive responsibilities for the Exploration and Production sector from January 1996 to December 1998. He also served in various other executive capacities with Amoco beginning in 1988. He is a director of the Questar Corporation and Callon Petroleum Corporation. He is a member of the Supervisory Board’s Audit Committee, Nominating Committee, Corporate Governance Committee and Strategic Initiatives Committee.

VINCENT L. KONTNY, 69, has served as a member of our Supervisory Board since April 1997. He retired in 2002 as Chief Operating Officer of Washington Group International (serving in such position since April 2000), which filed a petition under Chapter 11 of the U.S. Bankruptcy Code in May 2001. Since 1992 he has been the owner and CEO of the Double Shoe Cattle Company. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1990 to September 1994. Mr. Kontny is Chairman of the Supervisory Board’s O&C Committee and is a member of the Audit Committee and Corporate Governance Committee.

Supervisory Directors to Continue in Office with Terms Expiring in 2008:

J. CHARLES JENNETT, 66, has served as a member of our Supervisory Board since April 1997. Dr. Jennett is a private engineering consultant. He served as President of Texas A & M International University from 1996 to 2001, when he became President Emeritus. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Dr. Jennett is a member of the Supervisory Board’s Nominating Committee, O&C Committee and Corporate Governance Committee.

GARY L. NEALE, 67, has served as a member of our Supervisory Board since April 1997. He is Chairman of the Board of NiSource, Inc., whose primary business is the distribution of electricity and gas through utility companies, and served as CEO from 1993 until June 2005. Mr. Neale has served as a director of NiSource, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989 and a director of Modine Manufacturing Company, Inc. (heat transfer products) since 1977. Mr. Neale is Chairman of the Supervisory Board’s Corporate Governance Committee and a member of the O&C Committee.

MARSHA C. WILLIAMS, 56, has served as a member of our Supervisory Board since April 1997. From August 2002 to February 2007, she was Executive Vice President and Chief Financial Officer of Equities Office Properties Trust, a public real estate investment trust that is an owner and manager of office buildings. From May 1998 to August 2002 she served as Chief Administrative Officer of Crate & Barrel, a specialty retail company. Prior to that, she served as Vice President and Treasurer of Amoco Corporation from December 1997 to May 1998, and Treasurer from 1993 to 1997. Ms. Williams is a director of Selected Funds, Davis Funds and Modine Manufacturing Company (heat transfer products). Ms. Williams is Chairman of the Supervisory Board’s Audit Committee and a member of the Corporate Governance Committee.

COMMON SHARE OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known to us to be the beneficial owner of more than 5% of our issued common shares (based on **,***,*** shares outstanding as of March **, 2007).

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

FMR Corporation(1)	13,586,660	14.0%
82 Devonshire Street Boston, MA 02109
Neuberger Berman Inc.(2)	9,802,373	10.7%
605 Third Ave. New York, NY 10158

(1)	Information derived from a Schedule 13G dated February 14, 2007 filed by FMR Corporation; according to such filing it had sole power to vote 2,021,060 shares and sole power to dispose of 13,586,660 shares.

(2)	Information derived from a Schedule 13G dated February 13, 2007 filed by Neuberger Berman Inc; according to such filing it had sole power to vote 845,472 shares, shared power to vote 8,243,806 shares and shared power to dispose of 9,802,373 shares.

Security Ownership of Our Management

The following table sets forth certain information regarding common shares beneficially owned on March 5, 2007 by each Supervisory Director and each nominee to be a Supervisory Director, current named executive officers and by all directors and executive officers as a group.

	Amount and Nature of	Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)	Shares Owned

Philip K. Asherman	225,661	*
Ronald A. Ballschmiede	57,354	*
Ronald E. Blum	49,711	*
John W. Redmon	44,310	*
David P. Bordages	91,629	*
Samuel C. Leventry	37,208	*
Michael L. Underwood	0	*
Jerry H. Ballengee	74,202	*
L. Richard Flury	24,753	*
J. Charles Jennett	79,039	*
Vincent L. Kontny	48,702	*
Gary L. Neale	50,913	*
L. Donald Simpson	51,600	*
Marsha C. Williams	43,200	*
All directors, nominees for directors and executive officers as a group (16 in number)(2)	919,359	0.95%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members, (ii) shares that can be acquired through stock options exercised through May 10, 2007, and (iii) shares subject to a vesting schedule, forfeiture risk and other restriction, including restricted share units for which the participant has voting rights on the underlying shares.

(2)	Does not include shares held by Gerald M. Glenn, Richard E. Goodrich, Richard A. Byers and Tom C. Rhodes, who are no longer our employees and for whom the Company has no current information.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the year ended December 31, 2006, our Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) requirements applicable to them except Travis L. Stricker, Corporate Controller, who during 2006 reported a day late one transaction on Form 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is provided to assist our shareholders in understanding the compensation awarded, earned by, or paid to, the Company’s named executive officers during 2006. In addition, the CD&A is intended to put into perspective for our shareholders the compensation tables on pages 21 through 36 and the narrative information that accompanies them.

The first part of this discussion describes the primary objectives of our compensation programs and what they are designed to reward. Following that, we describe the key elements of our compensation and why we have selected those elements of compensation. Finally, we describe how we determine the form and amount of each compensation element to meet our compensation objectives and support our business strategy.

Compensation Objectives, Process and Peer Group

Objectives.  We are committed to increasing shareholder value by profitably growing our business in the global marketplace. Our compensation policies and practices are intended to support this commitment by attracting and retaining employees who can manage this growth and rewarding them for profitably growing the Company and achieving the Company’s other short and long-term business objectives. We especially want to focus our executive officers (and the others in our management team) on improved financial performance.

We must compete with a wide variety of construction, engineering, heavy industrial and related firms in order to engage, develop and retain a pool of talented employees, who are in increasingly short supply given current overall growth in our industry. To meet this competition, we compensate our executive officers at competitive pay levels while emphasizing performance-based compensation. Our specific objectives are to have:

•	Programs that will attract new talent and retain key people at reasonable cost to us

•	A significant focus on pay for performance

•	Equity compensation and ownership requirements for top managers to motivate value creation for all shareholders

•	Incentives that emphasize our business strategy of high growth and strong execution

•	Compensation arrangements that can be easily understood by our employees and shareholders

Our Targets and Benchmarks.  We set each of base salary, annual bonus target and long-term incentives separately in light of our evaluation of the competitive situation, the incumbent’s performance and experience, and the levels of those compensation elements at a peer group of companies. That process determines the mix of base salary, annual bonus and long-term incentives for each of our executives. It also determines the mix of cash and stock compensation, since we regularly pay base compensation and annual bonus in cash, and we regularly pay long-term incentives in stock, to align our executives’ interests with those of our shareholders. We then tally the resulting total compensation (including benefits) to confirm that it is appropriate for the position or make adjustments accordingly.

Our policy is to target executive officers’ base salary and annual bonus to be at about the size-adjusted median (50th percentile) level of our comparator companies (described just below). Because of our focus on equity-based compensation to align our executive officers’ interests with those of the shareholders, our general policy is to target long-term incentive compensation at about the 60th percentile of our comparator companies.

We also review our benefit package, and consider the practices of comparable companies for specific types of benefits. Data provided by Hewitt, our compensation consultants, indicates that the nature and value of the benefits we provide are competitive with those offered by our comparator companies and in some instances moderately above those offered within our industry.

Our Comparator Companies.  We compare our compensation practices for our senior management, including the executive officers named in the Summary Compensation Table (“named executive officers” or “NEOs”), to other public companies that have national and international business operations by using competitive market data provided by Hewitt. A majority of these companies are our direct competitors in the engineering, procurement and construction field. Some others of these companies are similar-size manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. At companies larger than our own, we look at the compensation provided to officers in charge of divisions or operations similar in size and business to us. Hewitt’s competitive market data for the comparator companies is subject to a regression analysis that adjusts that data to the size of our Company and the financial scope of our executives’ responsibilities.

The O&C Committee reviews and approves the selection of comparator companies based on their size, business, and presence in our geographic area. The list of comparator companies that we use may change from year to year based on Hewitt’s recommendations and our O&C Committee’s evaluation of those factors. For 2006, we used the following comparator companies:

Briggs & Stratton
Cameron International Corp.
Carpenter Technology Corp.
Crane Co.
Cummins Inc.
Donaldson Co. Inc.
Flowserve Corp.
Fluor Corp.
FMC Technologies Inc.
Foster Wheeler Ltd.
Granite Construction Inc.
Halliburton Co.
Integrated Electrical Svcs.
Jacobs Engineering Group Inc.
Joy Global Inc.
Kennametal Inc.
Lincoln Electric Hldgs. Inc.
Martin Marietta Materials
McDermott Intl. Inc.
Perini Corp.
Peter Kiewit
Shaw Group Inc.
Steelcase Inc.
Texas Industries Inc.
URS Corp.
USG Corp.
Vulcan Materials Co.
Washington Group Intl. Inc.
Worthington Industries

Elements of Our Compensation

The four key elements of our executive officers’ compensation are:

•	Base salary

•	Annual bonus

•	Long-term incentive compensation

•	Benefits

This section describes the general features of each of these elements. We cover later in this CD&A why we provide each element of compensation and the form we pay it in and how we determine the amount we pay.

Base Salary

Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salaries reflect the executive’s position and role, with some variation for individual factors such as experience and performance. Base salary increases allow executives to be rewarded for individual performance and increased experience based on our evaluation process (described later). Base salary increases for individual performance also reward executives for achieving goals that may not be immediately evident in common financial measurements.

Annual Bonus

Performance-Based Annual Bonus.  Bonuses give our executives an increased cash compensation opportunity. They reward our executives for short-term (annual) achievement in personal performance and in accomplishing target corporate goals. Executive officers’ bonus opportunity recognizes their senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.

Our Incentive Compensation Plan (the “Bonus Plan”) sets the terms for awarding bonuses to our executive officers (and other management employees). We revised our Bonus Plan in 2005 and our shareholders approved the amended Bonus Plan at our 2005 annual meeting. Our performance-based annual bonus amounts depend on the Company’s performance against predetermined target objectives, which are discussed below. We set these targets annually at the regularly scheduled February meeting of our O&C Committee. We describe in more detail below the applicable performance measures and goals for fiscal year awards and why these performance measures and goals are chosen. Bonuses can be earned for each year and are payable after the end of the year.

Fixed or Discretionary Bonus.  In addition to performance-based bonuses, we can pay fixed or discretionary bonuses and we may on occasion pay pre-established minimum bonuses. We do this when we need to compensate newly-hired executive officers for forfeiture of bonuses (or other awards) from their prior employer when they join the Company, or to provide a minimum bonus for an executive officer’s first year of employment before his or her efforts (which are what we want to reward) are fully reflected in Company performance, or in some circumstances to encourage retention.

Long-Term Incentive Compensation

Because of our focus on pay for performance, various forms of other incentive compensation are major elements of pay for our executive officers.

Long-Term Incentive Plan.  We grant equity awards for our senior managers (including our executive officers) under our 1999 Long-Term Incentive Plan (our “LTIP”). We revised our 1999 Long-Term Incentive Plan in 2005 and our shareholders approved the amended plan at our 2005 annual meeting on May 13, 2005. (We also have a substantially identical 1997 Long-Term Incentive Plan.) The LTIP allows us to award long-term compensation in the form of:

•	Non-qualified options to purchase shares of Company common stock

•	Qualified “incentive stock options” to purchase shares of Company common stock

•	Restricted stock shares

•	Restricted stock units

•	Performance shares paying out a variable number of shares depending on goal achievement

•	Performance units which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific goals

We cover later in this CD&A how competitive recruiting conditions and the business cycle affect which form of award is granted and the amount of the award.

Options — General.  Stock options represent the opportunity to purchase shares of our stock at a fixed price at a future date. Our LTIP requires that the per-share exercise price of our options not be less than the fair market value of a share on the date of grant. (See the discussion on page 19 below regarding how we determine fair market value.) This means that our stock options have value for our executives only if the stock price appreciates from the date the options are granted. This design focuses our executives on increasing the value of our stock over the long term, consistent with shareholders’ interests.

Although our LTIP allows us to grant “incentive” stock options, all the options we have granted have been non-qualified options.

Retention Options.  In order to give our senior managers (including our executive officers) an incentive to retain vested shares from prior restricted stock or performance share grants, we grant nonqualified stock options (“retention options”) upon the vesting of performance shares or restricted stock. The retention options become vested and exercisable on the seventh anniversary of date of grant. However, this vesting and exercisability is accelerated to the third anniversary of date of grant if the individual still retains ownership of the shares that vested (apart from shares withheld for taxes or interfamily financial planning transfers) in connection with the related performance share or restricted stock award.

Retention options cover 40% of the number of shares that vest under such grants. This percentage is intended to make the retention option grant significant enough to motivate the retention of the underlying restricted stock or performance shares. It also approximates the percentage of restricted stock or performance shares that are withheld on vesting to pay income taxes.

Performance Shares.  Performance shares are an award of a variable number of shares. The number of performance shares actually earned and issued to the individual depends on Company performance in meeting prescribed goals over a defined period. This means that performance shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals serve the same objectives of creating long-term shareholder value as is the case with stock options, with an additional focus on specific financial performance metrics, usually stated as target earnings per share. In addition, performance shares may be less dilutive of shareholder interests than options of equivalent economic value. We do not pay dividend equivalents on performance shares except during the period, if any, after the shares have been earned by performance but before they are actually issued.

Although the LTIP allows us to grant performance units payable in cash, we have not done so. We believe that payment of performance shares (and indeed all of our long-term incentive compensation) in stock is desirable to give our senior managers (including our executive officers) a continued identity of interest with our shareholders generally.

Restricted Stock.  Restricted stock represents the right of the participant to vest in shares of stock upon lapse of restrictions. Restricted stock awards are subject to forfeiture during the period of restriction. Depending on the terms of the award, restricted stock may vest over a period of time subject only to the condition that the executive remains an employee (“time vesting”), or may be subject to additional conditions, such as the Company meeting target performance goals (“performance vesting”), or both.

Restricted stock is an incentive for retention and performance of both newly hired and continuing executive officers and other key managers. Unlike options, restricted stock retains some value even if the price declines. This means restricted stock gives less of an incentive to increase the value of our stock than options do. Because restricted stock is based on and payable in stock, it serves, like options, to reinforce the identity of interest between our executives and our shareholders. In addition, because restricted stock has a real, current value that is forfeited if an executive quits, it provides a significant retention incentive.

Under our LTIP, restricted stock can be either actual shares of stock issued to the participant, subject to transfer restrictions and the possibility of forfeiture until vested (“restricted stock shares”), or it can be a Company promise to transfer the fully vested stock in the future if and when the restrictions lapse (“restricted stock units”). Because of technical tax issues related to the ability to obtain a credit against the Netherlands dividends withholding tax on issued but unvested shares, we usually grant restricted stock in the form of restricted stock units.

During the restriction period, participants are normally paid cash amounts (“dividend equivalents”) corresponding to the time and amount of actual dividends paid on outstanding shares of common stock.

Benefits

In general, we cover executive officers under the benefit programs described below to provide them with the opportunity to save for retirement and to provide a safety net of protection against the loss of income or increase in expense that can result from termination of employment, illness, disability, or death. Apart from change-of-control arrangements, the benefits we offer to our executive officers are generally the same as those we offer to our salaried employees, with some variation based on industry practices and to replace benefit opportunities lost to regulatory limits.

Retirement Benefits

401(k) Plan.  We maintain the Chicago Bridge & Iron Savings Plan (the “401(k) Plan”), a tax qualified defined contribution plan, for eligible employees, including but not limited to our executive officers. The plan offers a voluntary pretax salary deferral feature under Section 401(k) of the Internal Revenue Code (the “Code”); a dollar-for-dollar Company matching contribution up to 3% of a participating employee’s considered earnings; a basic additional Company contribution of 5% of each participating employee’s considered earnings; and an additional discretionary Company profit-sharing contribution. The plan allocates contributions to participants’ accounts according to the 401(k) Plan formulas. Participants can invest their accounts in any of a selection of mutual funds, plus a Company stock fund, offered under the Plan.

Excess and Deferred Compensation Plans.  The Code limits tax-advantaged benefits for highly compensated employees (a category that includes all our executive officers) under the 401(k) Plan in several ways: nondiscrimination rules that restrict their deferrals and matching contributions based on the average deferrals and matching contributions of non-highly compensated employees; limits on the total dollar amount of annual additions for any employee; limits on the total annual amount of elective deferrals; and a limit on the considered earnings used to determine benefits under the 401(k) Plan.

We adopted the Chicago Bridge & Iron Company Excess Benefit Plan (the “Excess Plan”) to provide retirement benefits for our senior managers (including our executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. Therefore, we contribute to the Excess Plan the difference between the amount that would have been contributed to the participants’ 401(k) Plan accounts but for the Code limitations, and the contributions actually made to their 401(k) Plan accounts. We make contributions for the Excess Plan to a so-called “rabbi” trust, with an independent trustee, established for this purpose. Earnings on these contributions are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan. We fund the rabbi trust currently to ensure that funds will be available to meet the Company’s obligations, to facilitate the administration of participants’ investment selections, and to hedge our exposure to increases in our obligations resulting from participants’ investment selections.

In addition to the Excess Plan we have a Chicago Bridge & Iron Deferred Compensation Plan. This allows our senior managers (including our executive officers) to defer part of the salary and part or all of their bonus. These deferrals are paid upon retirement or other termination of employment or other scheduled events as elected by the participant. These deferrals are also held in a “rabbi” trust. Earnings on these deferrals are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that are available under the 401(k) Plan and the Excess Plan.

We do not have any defined benefit or actuarial arrangements for our executive officers or any other U.S. salaried employees.

Severance and Change-Of-Control Benefits

We have change-of-control severance agreements with certain of our named executive officers and other executive officers. These agreements are intended to assure the retention and performance of executives if a change of control of the Company is pending or threatened. These agreements are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are consistent with general industry best practices. We describe these agreements in more detail on pages 27 to 33. Here are some of their key features:

These agreements provide some benefits solely upon a change of control and other benefits only when there is both a change of control and a specified type of termination of employment within three years after the change. Upon a change of control, the executive will be entitled to preservation of salary, bonus, retirement, welfare and fringe benefits for a three-year period at levels not less than those in effect before the change of control. Also, the executive will generally be entitled to receive a payment of minimum pro-rata target bonus, immediate vesting of unvested stock options, performance shares, and restricted stock, and an immediate lump sum cash payment of the value of all performance units as if target performance goals were achieved. These benefits assure executives of minimum compensation if they remain employees after a change in control, and also reflect the fact that pre-change performance metrics and targets for equity vesting may no longer be appropriate or meaningful after a change in control.

Upon the executive’s termination of employment by the Company without “cause”, or by the executive with “good reason” within three years following a change of control, these agreements entitle the executive to a lump sum payment of three times the sum of his annual base salary plus target bonus. The executive will also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of certain deferred compensation (to the extent not paid upon the change of control), vesting and payment of unvested plan benefits, and Company-provided outplacement services. The agreements also provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code.

The agreements generally define a “change of control” as:

•	The acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company;

•	Failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board;

•	Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or

•	Supervisory Board or shareholder approval of a transaction by which the parent Company disposes of its operating companies.

We use a 25% threshold to define a change of control because in a Company like ours where stock ownership is fairly widely distributed, a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.

Depending on the circumstances we also sometimes enter into specific separation agreements with executive officers (or others) who leave the Company. Separation payments for our named executive officers who left the Company in 2006 are described in connection with the schedule of termination payments on pages 33 to 35.

Employee Stock Purchase Plan

The Company’s predecessor historically maintained an employee stock purchase plan intended to qualify under Section 423 of the Code. The Company adopted a successor employee stock purchase plan (the “Stock Purchase Plan”) just after its initial public offering in 1997 to give our employees the opportunity to buy Company stock in a tax-effective manner and thus to help align their interests with those of our shareholders generally. Under the Stock Purchase Plan, employees, including executive officers, electing to participate are granted an option to purchase shares on a specified future date. The purchase price is 85% of the fair market value of such shares on the date of purchase. During specified periods preceding the purchase date, each participating employee can designate up to 8% of after-tax pay (up to a limit of $25,000 per calendar year) to be withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

Other Benefits

Our executive officers receive other benefits that we provide to our salaried employees generally. These are:

•	Medical benefits (including post-retirement medical benefits for employees who retire)

•	Group term life insurance

•	Short-term and long-term disability protection

We also provide miscellaneous personal benefits to certain executive officers. These include:

•	Leased automobiles, which facilitate our executive officers’ travel on company business

•	Country club dues, where the club enhances our executive officers’ opportunities to meet and network with prospective customers and other business leaders

•	Annual physical examinations, to help keep our executive officers and their spouses healthy

•	Tax and estate planning services, so that our executive officers get the most after-tax value from their compensation and can effectively plan for retirement

•	Travel and temporary housing expenses for Mr. Ballschmiede, our new CFO, while he relocates his family to Texas

In addition, we have given Messrs. Asherman, Ballschmiede and Bordages an additional five years of service credit toward early retirement eligibility (which is generally attaining age 55 with 10 years of service). Termination of employment by “retirement” entitles our officers, including our executive officers, to post-retirement medical benefits under our current plan and, subject to the schedule set forth in the particular award and/or approval of the O&C Committee, to vesting in time-vested equity awards plus an extended time to exercise stock options. Messrs. Asherman, Ballschmiede and Bordages joined us relatively late in their careers. This means that they lost potential retirement benefits for which they might have become eligible from their prior employers, but might not have 10 years of service with the Company at the time they or the Company might want to terminate their employment. The additional service credit is intended to place them in the approximately the same position for retirement benefit eligibility as peer executive officers of the same general age.

DETERMINING THE FORM AND AMOUNT OF COMPENSATION ELEMENTS
TO MEET OUR COMPENSATION OBJECTIVES

Setting Base Salaries

We target base salaries for our senior managers, including our executive officers, at the median of salaries for comparable officer positions at comparator companies. The O&C Committee sets the salaries of our executive officers above or below that target based on differences in individual performance, experience and knowledge, and our comparison of the responsibilities and importance of the position with us to the responsibilities and importance of similar positions at comparator companies. We also consider internal equity within our Company and, when reviewing salary of current officers, their current compensation from the Company.

In evaluating performance, we consider the executive’s efforts in promoting our values; safety; continuing educational and management training; improving quality; developing strong relationships with clients, suppliers, and employees; and demonstrating leadership abilities among coworkers, among other goals.

Setting Bonuses

Annual Incentive Bonuses.  For executive officers, the performance targets for annual incentive bonuses are usually set and communicated to the executives in February of each year, based on our annual operating plan, after discussion and analysis of the business plans within our principal operating subsidiaries. Payment of bonuses is based on attaining specific corporate-wide financial and/or non-financial goals approved by the O&C Committee. For 2006, for named executive officers, a target bonus amount was established for each executive as a percentage of his base salary. For Mr. Asherman, this amount was 80% of base salary. This target is determined after consideration of target bonuses among our comparator companies so as to be at about the median (50th percentile) level. A percentage ranging from 20% (threshold or minimum) through 150% (target) to 200% (maximum) of this amount (with interpolation) is payable based on the Company’s attainment of threshold (minimum), target, or maximum results on the financial performance measure selected by the O&C Committee. For 2006, the performance measure for all our executive officers was earnings per share (after tax, on a fully diluted basis), with goals of $0.48 per share for threshold performance, $0.95 for target performance, and $1.19 for maximum performance. These targets for 2006 were achieved at a level of $1.19 per share.

Discretion.  Our O&C Committee may reduce, but not increase, bonuses notwithstanding the achievement of specific performance targets. It exercised this discretion for 2006 bonuses when approving payments in February, 2007. In deciding whether or not to reduce bonuses and in what amount, the O&C Committee considers the Company’s performance in backlog, free cash flow, ethics, and safety, the relation of executive offer bonuses to bonuses for our management employees generally, and our executive officers’ individual performance in light of individual goals and objectives. The O&C Committee exercised its discretion to reduce bonuses for our named executive officers and approved them in February 2007, based on the above factors.

Setting Long-Term Incentive Awards

Our Objectives.  In keeping with our commitment to provide a total compensation package that favors equity components of pay, long-term incentives traditionally have comprised a significant portion of an executive’s total compensation package. Our objective is to provide executives with long-term incentive award opportunities that are at about the 60th percentile of our comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders.

Our Procedures.  We generally make our long-term incentive awards at the regularly scheduled meeting of our O&C Committee in February of each year. By this time, we normally have our results for the last year and our annual operating plan for the current year and we are able to set targets and goals for the current year for any performance based-awards we may grant. Making our long-term incentive awards early in the year lets our executives know what the criteria are for any performance-based long-term incentive awards so they can keep those goals in mind going forward.

Selecting the Type of Award(s).  Until 2003, our primary long-term incentives were nonqualified stock option grants. In 2003, we began to reconsider the equity compensation policies in light of the pending changes in accounting principles for options and the dilutive effect of option grants. We began to transition from stock option grants to performance share grants and restricted stock units. The transition to full value shares is intended to maintain our emphasis on creating long-term shareholder value, reduce shareholder dilution, effectively manage the financial cost of equity incentives, provide targeted performance incentives (through performance shares) in lieu of the specific incentive to increase share value provided by options, and provide appropriate retention incentives (in the case of restricted stock). The actual choice among options, performance shares and restricted stock depends on business conditions and the competitive market for executive talent. These are subject to change from year to year, and consequently so is the form of our long-term equity awards.

In 2006, given the unusual turnover among senior management, the critical transitions in progress for our Company, and the unusually strong demand for (and resulting high mobility of) seasoned executives in the global engineering and construction industry, we believed that our long-term incentive award should have a strong retention component. Our 2006 long-term incentive grants therefore took the form of restricted stock grants vesting 25% per year over a four-year period. This was structured to provide a strong retention incentive while giving management both downside risk and upside potential respecting their awards.

Determining the Amount of Award(s).  When awarding long-term incentives, we consider each executive officer’s levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at our comparator companies. Applying these factors to our benchmark gives us a target dollar value for executive officer long-term incentive awards. These awards are recommended and approved in the form of this target dollar value. Upon approval of this value and the vehicle for the award by our O&C Committee, this dollar value is converted into a number of shares (or options, depending on the form of the award) based on the closing price of the Company’s stock on the date of the O&C Committee meeting which approves the award. This conversion is made through a pricing model developed and applied in consultation with Hewitt. It gives us a number of shares (or options), subject to rounding, that makes the fair market value of the award equal to the approved dollar amount.

The pricing model we use for this conversion is a Black-Scholes model for stock options, or similar pricing model for other types of awards. The model and the assumptions for the model may differ from those used to determine the value of the award for financial reporting purposes (which is the value reported in the tables on pages 22 through 26 and in our financial statements). For our grants of restricted stock on February 21, 2006, taking into account the advice of our compensation consultants, we applied an economic value of $21.51/share to convert the dollar amount of the pro forma awards to stock. This was derived by discounting the grant date closing price of $23.80/share to reflect the risk of forfeiture. The specific grants for our named executive officers are shown in the Grants of Plan-Based Awards Table, giving the value in dollars without considering the risk of forfeiture and the number of shares.

Determining Option Timing and Exercise Price.  As discussed above, our LTIP requires that the exercise price for any option must be at least equal to 100% of the fair market value of a share on the date the option is granted. It specifies that the date an option is granted is the day on which the O&C Committee acts to award a specific number of shares to a participant at a specific exercise price. In addition, the LTIP stipulates that fair market value is the closing sale price of shares of Company common stock on the principal securities exchange on which they are traded. We follow these requirements in setting the exercise price, which is therefore the grant date closing price.

In the case of retention options, the exercise price is set automatically at the fair market value (closing price) of the stock on the date the retention option is automatically granted, which is the date that the related restricted stock or performance shares vest, which in turn is normally an anniversary of the date the restricted stock was originally granted or the performance shares were earned.

Impact of Promotions and Recruitment

During 2006 we made special compensation decisions to reflect the promotions of Mr. Asherman to President and CEO, of Mr. Blum to Executive Vice President — Global Business Development, and of Mr. Redmon to

Executive Vice President — Operations; and to set compensation for Mr. Ballschmiede when he joined us as our CFO. The compensation and award amounts are based on the factors described above under “Setting Base Salaries,” “Setting Bonuses,” and “Setting Long-Term Incentive Awards” in light of the executive officer’s new position and responsibilities, and other factors noted here.

Mr. Asherman.  In February 2006, we increased Mr. Asherman’s annual base salary from $375,000 to $575,000 as a result of his promotion to President and Chief Executive Officer. In December 2006, effective January 1, 2007, we increased Mr. Asherman’s salary to $720,000. This is below the median of our comparator companies because Mr. Asherman is recently appointed and has less tenure in the positions of President and CEO than individuals occupying those positions at most of our comparator companies; and unlike many of these individuals, Mr. Asherman is not chairman of the Supervisory Board. The Company expects Mr. Asherman’s base salary to increase relative to our comparator companies as performance warrants. Mr. Asherman’s February 2006 long-term incentive award includes an enhancement to reflect his promotion to CEO and to bring his long-term incentive opportunity up to the level appropriate to his new position in light of his past awards.

Messrs. Blum and Redmon.  Messrs. Blum and Redmon also received base salary increases to $325,000 and $365,000, respectively, upon their promotions. We also made a special award of 8,450 shares of restricted stock to Mr. Redmon in May 2006, to reflect his promotion and to bring his long-term incentive opportunity up to the level appropriate to his new position in light of his past awards.

Mr. Ballschmiede.  When Mr. Ballschmiede joined us as our new CFO in June, 2006, his annual base salary was set at $375,000, taking into consideration the factors discussed above under “Setting Base Salaries” and also the compensation he had been receiving from Deloitte & Touche LLP, his prior employer. In addition, as an inducement to join us and because he was hired in mid-year, we agreed to pay Mr. Ballschmiede a guaranteed minimum bonus for 2006 of $225,000.

The June 2006 award of 44,300 shares of restricted stock to Mr. Ballschmiede is based in part on the long-term incentive opportunity generally appropriate for the position of CFO in light of the factors discussed under “Setting Long-Term Incentive Awards,” and in part as an inducement for him to join us and to replace retirement benefit opportunities from his prior employer that he lost upon joining us.

Other Matters

Adjustment or Recovery of Payments.  We do not have a formal policy for adjusting or recovering payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under Section 304 of the Sarbanes-Oxley Act, if the Company’s financials must be restated as a result of misconduct, then our CEO and CFO must repay bonuses, incentive-based compensation, equity based compensation, and stock sale profits if received during the 12-month period following the initial filing of the financial statements that required restatement. If this situation occurs we would expect to recover such awards. In other events we would review the situation in light of the responsibility of the individuals involved and the extent to which the award or payment to individuals not responsible nevertheless represented appropriate compensation for their services.

Tax, Accounting and Regulatory Considerations.  We take tax, accounting, and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. As discussed above in connection with setting the type of long-term incentive awards, the financial statement presentation of options compared to other equity awards played a part in our selection of long-term equity compensation vehicles.

We want to pay compensation in the most tax-effective manner reasonably possible and therefore also take tax considerations into account. As discussed above under “Elements of our Compensation,” our decision to provide restricted stock in the form of restricted stock units rather than restricted stock shares is based on the interplay between Netherlands’ taxes and applicable tax credits.

We also consider the requirements of Sections 162(m) and 409A of the Code. Section 162(m) provides that compensation in excess of $1,000,000 annually for any of the five most highly-paid executive officers will not be deductible for purposes of U.S. corporate income taxes unless it is “performance based” compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Bonus Plan and LTIP are designed in a form so that eligible payments under those plans can qualify as deductible performance-based compensation. Since we want to promote, recognize and reward performance which increases shareholder value, we rely heavily on performance-based compensation programs which will normally meet the requirements for “performance-based” compensation under Section 162(m). However, we may pay compensation that does not satisfy the requirements of Section 162(m) if we believe that it is in the best overall interests of the Company.

Section 409A provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest unless it is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Bonus Plan, LTIP, Deferred Compensation Plan, Excess Plan, and change of control severance agreements are being reviewed and revised to conform to these new requirements.

Stock Ownership Guidelines.  In 2005, in consultation with Hewitt, we adopted stock ownership guidelines for our executive officers requiring that they hold certain amounts of our stock. They are:

CEO	Five times base salary
Executive vice presidents	Three times base salary
Vice presidents	One times base salary

Based on industry practice, there is a specified five-year period for our executives to meet the stock ownership targets, with periodic progress reporting to the O&C Committee.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Organization and Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Vincent L. Kontny (Chairman)
Gary L. Neale
J. Charles Jennett
L. Donald Simpson

EXECUTIVE OFFICER COMPENSATION

The following tables summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006. We have not entered into any employment agreements with any of the named executive officers. Based on the fair value of equity awards granted to named executive officers in 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 21.5% of the total regular compensation of the named executive officers while incentive compensation accounted for approximately 78.5% of the total regular compensation of the named executive officers. The amount of salary and bonus in proportion to total compensation is described more fully in the CD&A.

A description of the performance-based conditions and criteria for determining amounts payable with respect to our non-equity incentive compensation plan including the guaranteed minimum bonus for Mr. Ballschmiede, and the material terms and conditions of the arrangements with Messrs. Glenn, Goodrich and Rhodes are contained in the CD&A. Messrs. Glenn, Goodrich, Byers and Rhodes were not employed by us at December 31, 2006 and the amounts listed below in column (i) include amounts paid pursuant to severance agreements.

SUMMARY COMPENSATION TABLE

						Non-Equity	All
						Incentive Plan	Other
				Stock Awards	Option Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($) (1)	($) (2)	($)	($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Philip K. Asherman, President and Chief Executive Officer	2006	551,923	0	2,768,012	88,960	700,000	127,993	4,236,888
Gerald M. Glenn, Chairman, President and Chief Executive Officer(4)	2006	88,269	0	1,325,057	442,180	0	846,897	2,702,403

Ronald A. Ballschmiede, Executive Vice President and Chief Financial Officer	2006	187,501	0	130,242	0	303,750	70,279	691,772

Richard A. Byers, Vice President, Treasurer and Chief Financial Officer(5)	2006	35,000	0	37,873	0	0	4,955	77,828

Richard E. Goodrich, Vice President and acting Chief Financial Officer(6)	2006	149,943	0	370,867	88,274	0	706,242	1,315,326

Ronald E. Blum, Executive Vice President-Global Business Development	2006	308,269	0	523,299	32,536	200,000	90,491	1,154,595

David P. Bordages, Vice President Human Resources and Administration	2006	275,625	0	416,518	41,842	162,481	53,452	949,918

John W. Redmon, Executive Vice President-Operations	2006	322,693	0	240,400	4,818	313,170	40,699	921,780

Tom C. Rhodes, Vice President and Corporate Controller(7)	2006	121,635	0	0	1,365	0	2,088,154	2,211,154
Stephen P. Crain, President-Western Hemisphere Operations of Chicago Bridge & Iron Company(8)	2006	342,213	0	440,187	72,577	50,000	75,938	980,915

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”) of equity awards pursuant to the Long-Term Incentive Plans and thus include amounts from awards granted in and prior to 2006. The amounts are calculated by multiplying the market price on the date of grant by the number of shares amortized over the vesting period.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of option awards pursuant to the Long-Term Incentive Plans and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the year ended December 31, 1999 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2000; footnote 2 to the Company’s audited financial statements for the year ended December 31, 2002 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2003; footnote 2 to the Company’s audited financial statements for the year ended December 31, 2005 filed with the SEC on June 1, 2006; and footnote 12 to the Company’s audited financial statements for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

(3)	The compensation reported represents personal benefits, amounts paid to named executive officers in connection with their termination from the Company, contributions by us to our 401(k) Plan and Excess Benefit Plan, whether vested or unvested and dividends paid on stock awards. Personal benefits consisted of company leased vehicles or allowances for vehicles, country and executive club membership fees, financial planning assistance and physicals for the executive and his spouse, all of which are valued at the actual cost charged to us. Personal benefits in excess of the greater of $25,000 or 10% of the total amount of personal benefits for such executive officer, the benefit and the cost to us were: Mr. Glenn, company leased vehicle, $38,832; Mr. Ballschmiede, relocation, temporary housing expenses and travel while he relocates his family to Texas, including tax gross-ups, $49,187; and Mr. Blum, country club dues, $35,326. With respect to payments in respect to termination: Mr. Glenn was paid $735,000 in connection with an Agreement and Mutual Release with us dated May 2, 2006 and $58,846 in vacation accrual (for further information, see our Current Report on Form 8-K filed May 4, 2006); Mr. Goodrich was paid $572,000 in connection with a Severance Agreement and Release and Waiver with us dated October 8, 2005, $100,000 in consulting fees and $26,539 in vacation accrual (for further information, see our Current Reports on Form 8-K filed October 11, 2005 and May 4, 2006); and Mr. Rhodes was paid $1,890,199 (including $15,199 for health insurance and tax gross-ups) in connection with a Stay-Bonus Agreement with us dated January 1, 2006, and $26,442 in vacation accrual (for further information, see our Current Report on Form 8-K filed February 2, 2006). The amount of contributions to our 401(k) Plan and Excess Benefit Plan, whether vested or unvested contributed with respect to salary and non-equity incentive compensation earned in 2006 for each named executive officer are as follows: Philip K. Asherman, $17,600, $65,554; Gerald M. Glenn, $2,648, $0; Ronald A. Ballschmiede, $15,000, $0; Richard A. Byers $2,550, $0; Richard E. Goodrich, $4,498, $0; Ronald E. Blum, $17,600, $18,485; David P. Bordages, $17,600, $17,049; John W. Redmon, $17,600, $11,643; Tom C. Rhodes, $17,600, $142,310; and Stephen P Crain, $17,600; $18,492.

(4)	As of February 3, 2006, Mr. Glenn ceased acting as our Chief Executive Officer. If Mr. Glenn was employed by the Company as of December 31, 2006, he would have been considered a named executive officer of the Company.

(5)	As of February 10, 2006, Mr. Byers ceased acting as our Chief Financial Officer. If Mr. Byers was employed by the Company as of December 31, 2006, he would have been considered a named executive officer of the Company.

(6)	As of May 31, 2006, Mr. Goodrich ceased acting as our Chief Financial Officer. If Mr. Goodrich was employed by the Company as of December 31, 2006, he would have been considered a named executive officer of the Company.

(7)	As of June 2, 2006, Mr. Rhodes ceased acting as an executive officer. If Mr. Rhodes was employed by the Company as of December 31, 2006, he would have been considered a named executive officer of the Company.

(8)	As of February 14, 2006, Mr. Crain ceased acting as an executive officer. If Mr. Crain had been acting as an executive officer as of December 31, 2006, he would have been considered a named executive officer of the Company.

GRANTS OF PLAN-BASED AWARDS

					All
					Other	All Other		Grant
					Stock	Option		Date
					Awards:	Awards:	Exercise	Fair
					Number of	Number of	or Base	Value of
		Estimated Possible Payouts			Shares	Securities	Price of	Stock
		Under Non-Equity Incentive			of Stock	Underlying	Option	and
	Grant	Plan Awards(1)			or Units	Options	Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	(#)(2)	(#)(3)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Philip K. Asherman	2/21/06	92,000	460,000	920,000		—	—	n/a
	2/21/06				99,907			2,377,787
Ronald A. Ballschmiede	6/26/06			375,000	44,300	—	—	1,041,936
Ronald E. Blum	2/21/06	32,500	162,500	325,000				n/a
	2/21/06				13,941			331,796
	2/26/06					2,000	24.83	22,840
David P. Bordages	2/21/06	24,806	124,031	248,062		—	—	n/a
	2/21/06				12,779			304,140
John W. Redmon	2/21/06	43,800	219,000	438,000				n/a
	2/21/06				9,294			221,197
	5/30/06				8,450			193,590
	2/26/06					1,500	24.83	17,130
Stephen P. Crain	2/21/06 2/21/06	34,500	172,500	345,000	11,617	—	—	276,485

(1)	The amounts shown in column (c) reflect the minimum payment level under our Incentive Compensation Plan which is 20% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual’s current salary and position. With respect to Mr. Ballschmiede, we have agreed to pay him a guaranteed bonus of $225,000 plus any additional amounts earned under our Bonus Plan up to the maximum allowed under the Bonus Plan (two times base salary paid during the year) subject to the O&C Committee’s discretion to reduce bonuses, all as more fully described in the CD&A.

(2)	The awards were made under our Long-Term Incentive Plan and consisted of restricted stock units, which vest 25% over four years on the anniversary of the grant date, except in the case of Mr. Ballschmiede whose shares vest 25% over four years with the first tranche vesting February 21, 2007. Participants are paid as compensation each year an amount equal to any dividend that would have been paid if the units were awarded as restricted shares of stock.

(3)	All options (“retention options”) were made under our Long-Term Incentive Plan and were granted upon the vesting of performance shares or restricted stock in an amount equal to 40% of the number of shares that vested under such awards. Each retention option vests in seven years but may vest in three years from the date of grant if the holder has held continuously until such date shares awarded as performance shares or shares granted as restricted shares or units for which restrictions have lapsed.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

						Stock Awards
											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
									Plan		Market or
									Awards:		Payout
									Number of		Value of
								Market	Unearned		Unearned
	Option Awards					Number		Value of	Shares,		Shares,
	Number of	Number of				of Shares		Shares or	Units or		Units or
	Securities	Securities				or Units		Units of	Other		Other
	Underlying	Underlying				of Stock		Stock	Rights		Rights
	Unexercised	Unexercised		Option	Option	That Have		That Have	That Have		That Have
	Options (#)	Options (#)		Exercise	Expiration	Not		Not	Not		Not
Name	Exercisable	Unexercisable		Price ($)	Date(1)	Vested (#)		Vested ($)	Vested (#)		Vested ($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)

Philip K. Asherman	18,467			6.775	2/21/12	99,907	(4)	2,731,457
		7,000	(2)	6.975	7/1/12				5,600	(8)	153,104
	27,372	13,686	(9)	7.400	2/27/13
		7,000	(2)	11.565	7/1/13
		3,380	(3)	14.120	2/12/14
		7,000	(3)	13.910	7/1/14
		1,126	(3)	23.650	3/9/15
		7,000	(3)	22.910	7/1/15
Gerald M. Glenn	—	27,040	(2)	5.1725	2/3/11	—		—	—		—
		18,028	(2)	6.495	2/3/11
		3,944	(2)	6.915	2/3/11
		48,449	(9)	7.400	2/3/11
		11,960	(10)	14.120	2/3/11
		3,944	(11)	13.275	2/3/11
		3,986	(2)	23.655	2/3/11
Ronald A. Ballschmiede	—	—		—	—	44,300	(4)	1,211,162	—		—
Richard A. Byers	—	—		—	—	—		—	—		—
Richard E. Goodrich	—	1,384	(2)	5.7125	2/13/11	—		—	—		—
		2,400	(2)	8.525	5/31/11
		960	(2)	6.495	5/31/11
		2,400	(2)	7.375	5/31/11
		534	(2)	7.660	5/31/11
		13,686	(9)	7.400	5/31/11
		3,380	(2)	14.120	5/31/11
Ronald E. Blum	—	120	(2)	6.975	7/1/12	10,000	(5)	273,400
		120	(2)	11.565	7/1/13	13,941	(4)	381,147	1,866	(8)	51,016
		1,690	(3)	14.120	2/12/14
		120	(3)	13.910	7/1/14
		2,000	(3)	21.380	2/26/15
		562	(3)	23.655	3/9/15
		120	(3)	22.910	7/1/15
		2,000	(2)	24.830	2/26/16
David P. Bordages	35,748			7.00	2/25/12	12,779	(4)	349,378
	16,423	5,475	(9)	7.40	2/27/13				1,866	(8)	51,016
		4,000	(2)	6.975	7/01/12
		4,000	(2)	11.565	7/01/13
		1,126	(2)	14.12	2/12/14
		4,000	(2)	13.91	7/01/14
		450	(2)	23.655	3/09/15
		4,000	(2)	22.91	7/01/15
John W. Redmon	—	1,500	(2)	24.830	2/26/16	11,250	(6)	307,575	—		—
						9,294	(4)	254,098
						8,450	(7)	231,023
Tom C. Rhodes	—	—		—	—	—		—	—		—
Stephen P. Crain	22,445	11,223	(9)	7.40	2/27/13	11,617	(4)	317,609
		5,920	(2)	5.7125	2/13/11				4,666	(8)	127,568
		4,052	(2)	6.495	2/13/12
		1,244	(2)	6.915	2/22/12
		2,434	(2)	7.66	2/13/13
		1,242	(2)	7.50	2/22/13
		2,722	(2)	14.12	2/12/14
		1,242	(2)	13.275	2/22/14
		924	(2)	23.655	3/9/15

(1)	The expiration date of each option occurs ten years after the date of grant of each option, except in the case of Mr. Glenn and Mr. Goodrich, whose options expire 5 years after leaving the Company.

(2)	Retention Stock Options vest on the seventh anniversary of the grant of the option.

(3)	Retention Stock Options vest on the seventh anniversary of the grant of the option, but may vest on the third anniversary of the grant if the holder has held continuously until such date shares awarded as performance shares or granted as restricted shares for which restrictions have lapsed.

(4)	Restricted stock or units are scheduled to vest ratably each year through 2/21/10.

(5)	Restricted stock or units are scheduled to vest ratably each year through 2/26/08.

(6)	Restricted stock or units are scheduled to vest ratably each year through 2/26/09.

(7)	Restricted stock or units are scheduled to vest ratably each year through 5/30/10.

(8)	Performance shares are scheduled to vest ratably each year through 2/08, subject to satisfaction of performance criteria for the applicable year.

(9)	Stock options are scheduled to vest on 2/27/07.

(10)	Stock options are scheduled to vest on 2/12/07.

(11)	Stock options are scheduled to vest on 2/22/07.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the options exercised by the named executive officers, and the vesting of restricted stock or stock units and performance shares.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

Philip K. Asherman	—	—	—	—
Gerald M. Glenn	764,268	15,666,398	—	—
Ronald A. Ballschmiede	—	—	—	—
Richard E. Goodrich	64,000	1,435,658	—	—
Ronald E. Blum	4,618	124,150	5,000	124,150
David P. Bordages	—	—	—	—
John W. Redmon	—	—	3,750	93,112
Tom C. Rhodes	3,232	57,833	—	—
Stephen P. Crain	108,948	2,243,657

NONQUALIFIED DEFERRED COMPENSATION

We adopted the Excess Plan to provide retirement benefits for our senior management (including executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. We contribute to the Excess Plan the difference between the amount that would have been contributed to their 401(k) Plan accounts but for the Code limitations, and the contributions actually made to their 401(k) Plan accounts. Contributions to the Excess Plan are paid into a so-called “rabbi” trust (the “Rabbi Trust”), with an independent trustee, established for this purpose. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. At the time an Executive becomes a participant, he elects whether distribution will occur on a designated date, or upon termination of employment or a designated date thereafter. Executives are not permitted to make contributions to the Excess Plan.

We have also adopted the Chicago Bridge & Iron Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Contributions to the Deferred Compensation Plan are paid into the Rabbi Trust. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund and certain other funds) that is available under the 401(k) Plan. Executives make contributions to the Deferred Compensation Plan at the time they are paid compensation.

The following table summarizes certain nonqualified deferred compensation contributions made pursuant to our Excess Plan.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions	In Last	Withdrawals/	at Last
Name	in Last FY ($)	in Last FY ($)	FY ($)	Distributions ($)	FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Philip K. Asherman	—	31,200	4,620	—	107,940
Gerald M. Glenn	—	89,200	23,548	738,743	0
Ronald A. Ballschmiede	—	—	—	—	0
Richard A. Byers	—	4,923	3	4,926	0
Richard E. Goodrich	—	23,600	(2,712)	113,821	0
Ronald E. Blum	—	8,471	2,113	—	22,569
David P. Bordages	24,806	12,200	9,032	25,177	75,252
John W. Redmon	—	—	—	—	0
Stephen P. Crain	—	23,600	19,728	—	160,096
Tom C. Rhodes	—	11,822	42,959	—	705,684

All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table for the last completed fiscal year. No amounts reported as earnings have been reported as compensation to the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Vesting or Payment of Benefits on Retirement, Disability or Death.

Bonus Plan.  Bonuses under the Bonus Plan may be payable in part, and equity awards under the LTIP may continue to vest, on certain terminations of employment. Generally, no bonus is paid if employment terminates before the last day of the bonus year. However a pro rata bonus, based on the time the executive officer is actually employed during the bonus year, is payable (subject to the O&C Committee’s right to exercise discretion to reduce the bonus as described in the CD&A) if termination of employment occurs by retirement, death or disability. The Company treats any termination of employment after age 65, or after 30 years of service, or after age 55 with 10 years of service, as “retirement” for this purpose. If the retirement, death or disability of an executive officer had occurred on the last business day of 2006, the pro-rata bonus would be the entire bonus in the same amount as shown in column (d) or (g) (as applicable) of the Summary Compensation Table above.

LTIP.  Generally awards under the LTIP are forfeited if employment terminates before the vesting date provided in the applicable award agreement. However, the award agreements provide that upon termination of employment for death, retirement, disability or dismissal for the convenience of the Company (other than an involuntary termination of employment for willful misconduct or gross negligence as it may be determined by the O&C Committee) awards will continue to vest over the same time-vesting period, subject to the performance metrics if applicable. The O&C Committee reserves the right to add in the award agreement additional conditions for “retirement.” If the retirement, death, disability or dismissal for the convenience of the Company of an executive officer occurred on the last business day of 2006, the number of options shares of restricted stock and performance shares that would continue to vest would be the same as the number of unexercisable options and the number of shares that have not vested shown in columns (c) or (g) and (h) (as applicable) of the Outstanding Equity Awards at Fiscal Year-End table above.

Nonqualified Deferred Compensation Plan.  To the extent elected by the executive, vested nonqualified deferred compensation would be payable upon any termination of employment up to the vested amount of the aggregate account balance as shown column (f) of the Nonqualified Deferred Compensation table above.

Broad-Based Benefit Arrangements.  The Company also provides post-retirement medical benefits, death and disability benefits, and 401(k) plan benefits upon termination of employment under broad-based plans that do not discriminate in scope, terms or operation in favor of its executive officers and that are available generally to all salaried employees.

Change of Control Benefits for Current Executive Officers.

Change of Control Agreements.  We have substantially identical change of control severance agreements (“Agreements”) with Philip K. Asherman, Ronald A. Ballschmiede, John W. Redmon, Ronald E. Blum, David P. Bordages and Stephen P. Crain (and one other officer). These Agreements are intended to assure the retention and performance of executives if a “change of control” of the Company is pending or threatened. They are designed to reduce the distraction of our executives that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are competitive with those of similarly-situated corporations.

Each Agreement provides for certain benefits upon a change of control of the Company and certain additional benefits upon the executive’s termination of employment by the Company without “cause,” or by the executive with “good reason,” within a three-year period following the change of control. This period is set at three years avoid giving the post-change Company a financial incentive to avoid severance obligations by keeping the executive employed in an unproductive capacity until his entitlement to those benefits expires. The Agreements also address termination within that period by the Company for cause, by the executive other than for good reason, or upon death or disability.

Under the Agreements, “change of control” generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 70% of Chicago Bridge & Iron Company (“Chicago Bridge”), or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). The Agreements use a 25% threshold to define a change of control because the stock ownership of the Company is fairly widely distributed, and a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.

Benefits Payable or Provided Solely Upon a Change of Control.  Upon a change of control, the executive is entitled to receive payment of minimum pro-rata target bonus, vesting in options, restricted shares and performance shares, and (if the change of control also meets the conditions of Section 409A of the Code for accelerated payment of deferred compensation), an immediate lump sum cash payment of all deferred compensation and of the value of all performance shares assuming achievement of target performance goals. The provision for vesting and payment are intended to avoid the risk of potential non-payment by the post-change Company, and to reflect that, depending on the post-change circumstances of the Company, it may be difficult, impossible or meaningless to apply pre-change targets for performance-based compensation. The applicable amounts of these benefits and the other benefits described here are shown in the tables below for each current named executive officer.

Benefits Payable or Provided upon a Change of Control and Termination Without Cause of For Good Reason.  Upon termination of employment by the Company without cause or by the executive for good reason during the three-year period following a change of control, the executive will be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. The factor of three is intended to cover the period that it might take a senior executive to find comparable employment. In addition, the promise of change of control severance benefits in these events is intended generally to supply adequate and sufficient consideration for the executive’s non-competition obligations described below. The executive will also be entitled to a payment of pro-rata minimum bonus for the year of termination, payment of deferred compensation (to the extent not paid upon the change of control), continuation for him and his dependents of medical and other benefits for a three-year period after termination of employment, payment of the amount (if any) of 401(k) Plan benefits forfeited upon termination of employment; and to receive Company-provided outplacement services. Benefit continuation for a three-year period is intended to cover the period that it might take a senior executive to find employment providing comparable benefits and to cushion the executive and his family against the possibility that no subsequent employment would provide comparable benefits. The executive has no duty to mitigate these benefits by seeking subsequent employment and they are not reduced for compensation or benefits in subsequent employment. The executive (and dependents if applicable) is further entitled to post-termination medical coverage beginning at the later of age 50 or expiration of the three-year period after termination of employment, at active employee rates until age 65 and at retiree rates after age 65. These medical coverage benefits are secondary to any benefits the executive may receive through subsequent employment.

For purposes of these Agreements, “cause” includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. The executive is entitled to certain procedural protections before the Company can terminate employment for “cause.” “Good reason” for resignation generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, bonus work location, plan and other payments, benefits and perquisites called for by the Agreement, other breach of the Agreement by the Company or adverse change in the terms and conditions of the executive’s employment, initiating a termination for cause without completing the termination within 90 days in compliance with the Agreement, any other purported termination of executive’s employment not contemplated by the Agreement, or failure of a successor to assume and perform the Agreement.

Benefits Payable or Provided upon Change of Control and Voluntary Termination, Death or Disability.  On voluntary termination by the executive without good reason during the three-year period following a change of control, the executive is entitled to payment of pro-rata minimum bonus for the year of termination and payment of deferred compensation (to the extent not paid upon the change of control). On termination for disability or death during that three-year period, the executive (or his beneficiaries) is entitled to benefits under the Company’s broad-based disability and death plans with no enhancement except that such benefits may not be reduced below the greatest benefit level in effect during the 90-day period preceding the Change of Control. Upon termination for cause during the three-year period the executive is entitled to payment of deferred compensation (to the extent not paid upon the change of control). Upon any termination of employment during that three-year period, the executive is entitled to salary and accrued vacation pay through the termination date and reimbursement of business expenses incurred prior to termination.

Special Payments Relating to a Change in Control.  The Agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code. The Company will also reimburse the executive’s legal fees and related costs incurred to obtain benefits under the Agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement.

Applicable Restrictive Covenants.  In exchange for the above benefits, the Agreements impose certain obligations on the executive that apply during employment (before or after a change of control) and after any termination of employment, including terminations of employment before any change of control happens, and regardless of the reason for termination of employment. These are an obligation to maintain the confidentiality of Company confidential information, not to engage directly or indirectly in competition with the Company, and not to solicit employees, customers, vendors and suppliers away from the Company or otherwise interfere with the Company’s customer, vendor and supplier relationships. A competitive business is defined to be any construction and engineering business specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever in the world the Company does business. The executive agrees that these covenants may be specifically enforced against him by injunction.

Tabular Disclosures of Potential Benefits Paid or Provided Upon Change in Control.  The following tables tally the benefits that would be paid or provided for each of the named executive officers if a change of control and a simultaneous without cause or good reason termination, a voluntary resignation without good reason, or a termination for cause, occurred on the last business day of 2006, applying the closing price of Company stock on that day (which was $27.34 per share). (Benefits upon death or disability are omitted because they would be the same as under the Company’s broad-based plans as discussed above.) The table assumes that upon a termination for cause, the O&C Committee would exercise its discretion to reduce the bonus to zero even if the executive would otherwise qualify for “retirement” under the Bonus Plan. For purposes of the Section 4999 gross-up, the amount in the table is based on the assumptions of an excise tax rate of 20%, a marginal federal income tax rate of 35.0%, a 1.45% Medicare tax rate and state income tax rate applicable to the named executive officer, and the assumptions that no amounts will be attributed to reasonable compensation before or after the change of control and that no value will be attributed to the executive’s non-competition covenant. The value of health plan benefits is based upon and assumes that the executive will continue paying applicable employee (or retiree) premiums for coverage for the maximum period permitted by the Agreement. The table also assumes that the executive will not incur legal fees or related costs in enforcing the Agreement.

Change of Control Benefits — Philip K. Asherman

Voluntary
Benefits and Payments	Termination	Voluntary		Good Reason or
Upon Change of Control	Qualifying	Termination	For Cause	Without Cause
and Simultaneous Termination	as Retirement	Not a Retirement	Termination	Termination

Bonus	$		$	$
Equity award vesting
Options	$		$	$
Restricted Stock	$		$	$
Performance Shares	$		$	$
Deferred Compensation	$			$
Severance payment	$		$	$
Payment of 401(k) forfeiture
Outplacement	$		$	$
Benefit plan continuation
Medical (including dental and vision)	$		$	$
Disability				$
Life insurance	$			$
Post-termination medical continuation				$
Excise tax gross-up	$		$	$

Change of Control Benefits — Ronald A. Ballschmiede

Voluntary
Benefits and Payments	Termination	Voluntary		Good Reason or
Upon Change of Control	Qualifying	Termination	For Cause	Without Cause
and Simultaneous Termination	as Retirement	Not a Retirement	Termination	Termination

Bonus		$	$	$
Equity award vesting
Options		$	$	$
Restricted Stock		$	$	$
Performance Shares		$	$	$
Deferred Compensation
Severance payment		$	$	$
Payment of 401(k) forfeiture				$
Outplacement		$	$	$
Benefit plan continuation
Medical (including dental and vision)		$	$	$
Disability				$
Life insurance				$
Post-termination medical continuation				$
Excise tax gross-up		$	$	$

Change of Control Benefits — John Redmon

Voluntary
Benefits and Payments	Termination	Voluntary		Good Reason or
Upon Change of Control	Qualifying	Termination	For Cause	Without Cause
and Simultaneous Termination	as Retirement	Not a Retirement	Termination	Termination

Bonus		$	$	$
Equity award vesting
Options		$	$	$
Restricted Stock		$	$	$
Performance Shares		$	$	$
Deferred Compensation
Severance payment		$	$	$
Payment of 401(k) forfeiture				$
Outplacement		$	$	$
Benefit plan continuation
Medical (including dental and vision)		$	$	$
Disability				$
Life insurance				$
Post-termination medical continuation				$
Excise tax gross-up		$	$	$

Change of Control Benefits — Ronald E. Blum

Voluntary
Benefits and Payments	Termination	Voluntary		Good Reason or
Upon Change of Control	Qualifying	Termination	For Cause	Without Cause
and Simultaneous Termination	as Retirement	Not a Retirement	Termination	Termination

Bonus		$	$	$
Equity award vesting
Options		$	$	$
Restricted Stock		$	$	$
Performance Shares		$	$	$
Deferred Compensation				$
Severance payment		$	$	$
Payment of 401(k) forfeiture
Outplacement		$	$	$
Benefit plan continuation
Medical (including dental and vision)		$	$	$
Disability				$
Life insurance				$
Post-termination medical continuation		$		$
Excise tax gross-up			$	$

Change of Control Benefits — David P. Bordages

Voluntary
Benefits and Payments	Termination	Voluntary		Good Reason or
Upon Change of Control	Qualifying	Termination	For Cause	Without Cause
and Simultaneous Termination	as Retirement	Not a Retirement	Termination	Termination

Bonus		$		$
Equity award vesting
Options		$
Restricted Stock		$
Performance Shares		$
Deferred Compensation		$		$
Severance payment
Payment of 401(k) forfeiture				$
Outplacement
Benefit plan continuation
Medical (including dental and vision)				$
Disability				$
Life insurance				$
Post-termination medical continuation				$
Excise tax gross-up

Change of Control Benefits — Stephen P. Crain

Voluntary
Benefits and Payments	Termination	Voluntary		Good Reason or
Upon Change of Control	Qualifying	Termination	For Cause	Without Cause
and Simultaneous Termination	as Retirement	Not a Retirement	Termination	Termination

Bonus	$			$
Equity award vesting
Options
Restricted Stock
Performance Shares
Deferred Compensation	$			$
Severance payment
Payment of 401(k) forfeiture
Outplacement
Benefit plan continuation
Medical (including dental and vision)	$			$
Disability				$
Life insurance	$			$
Post-termination medical continuation				$
Excise tax gross-up

Richard E. Goodrich.  On October 8, 2005, we entered into a negotiated Severance Agreement and Release and Waiver (“Agreement”) with Richard E. Goodrich, formerly our Executive Vice President and Chief Financial Officer. The Agreement provides that Mr. Goodrich resigned as our Chief Financial Officer and from all director, officer and employment positions he held with any of our subsidiaries or affiliates. He was to remain our employee through and retire effective February 13, 2006 (“Retirement Date”), and to assist in an orderly transition of his duties as well as perform certain responsibilities and duties relating solely to our divestiture, merger and acquisition activities. Effective February 10, 2006, Mr. Goodrich was appointed acting Chief Financial Officer. By amendment to the Agreement, the Retirement Date was extended to May 31, 2006.

The Agreement provided that Mr. Goodrich will receive compensation at his base salary rate of $28,750 per month through the Retirement Date and was entitled to a cash bonus for 2005 of at least $175,000. On the Retirement Date, we paid Mr. Goodrich $400,000 as a separation payment and $172,000 for the loss of long-term incentive awards that do not vest because of his retirement date.

The Agreement further provided that Mr. Goodrich continue to receive the benefits, including perquisites, which he was receiving at the date of execution of the Agreement through the Retirement Date, and thereafter would be eligible for post-retirement benefits on the same terms and conditions applicable to our other retirees. We waived the service condition, but not the performance condition, for his 2005 Restricted Stock Award granted April 18, 2005. His rights with respect to our other long-term incentive plan awards are subject to and governed by the terms and conditions under which those awards were made. The Agreement also contains provisions regarding confidentiality, intellectual property ownership, non-solicitation of employees and customers, non-competition and future cooperation and support, and a release and covenant not to sue.

In addition, we entered into an agreement with Mr. Goodrich for consulting services simultaneously with the execution of the Agreement for a term commencing on the Retirement Date and extending for four years. The consulting agreement provides for a payment of a non-refundable retainer equal to $50,000 per quarter (a total of $200,000) for the first two years, $25,000 per quarter (a total of $100,000) for the last two years and payment at a rate of $2,000 per day for those days or parts of days worked by Mr. Goodrich as a consultant and as may from time to time be requested by Philip K. Asherman, our President and Chief Executive Officer. We agreed to provide Mr. Goodrich with office facilities and services necessary to perform the services called for under the consulting agreement, as well as any travel, lodging and incidentals, as approved by Mr. Asherman. Also, we have agreed to pay a monthly automobile allowance equal to $800 and, if Mr. Goodrich maintains a residence in Texas, to reimburse him for monthly membership expenses in The Woodlands Country Club.

Tom C. Rhodes.  On January 27, 2006, we entered into a negotiated Stay Bonus Agreement (the “Rhodes Agreement”) with Tom C. Rhodes, Vice President and Controller. In consideration for Mr. Rhodes continuing to perform his assigned duties and responsibilities relating to technical accounting and public reporting matters, the Rhodes Agreement provides that he will be paid compensation of $1,740,000 plus a 5% ($87,000) contribution on his behalf to the Chicago Bridge & Iron Savings Plan in accordance with the terms and requirements of the Plan, in addition to his regular salary, bonus and other benefits. The Rhodes Agreement also contains provisions regarding confidentiality, intellectual property ownership and future cooperation and support. The first installment of $400,000 was paid on February 4, 2006. The second installment of $1,340,000 was paid June 2, 2006 following the completion of his employment and execution of the mutual release of claims.

Gerald M. Glenn.  At the time of the 1997 initial public offering of the Company’s common stock by Praxair, Inc., the Company’s former parent, the Company established the Chicago Bridge & Iron Management Defined Contribution Plan (“Management Plan”) as a special incentive to performance and the success of the Company during its initial years. The Management Plan provides for grants of Company stock to be allocated among its senior management, including Gerald M. Glenn, our former Chairman, President and Chief Executive Officer, and to become vested if certain performance conditions were met, as they were. All participants received their stock distributions before 2006 except for Mr. Glenn. The Management Plan, as amended, and the Company’s agreements with Mr. Glenn, called for Mr. Glenn’s receipt of his vested Management Plan shares and certain additional restricted shares to occur on the first business day after his termination of employment (or a change of control, if earlier). Consistent with the amended Management Plan and the Company’s agreements with Mr. Glenn, 2,485,352 shares of the Company’s stock previously earned by Mr. Glenn were distributed (subject to retention of 901,532 shares for required tax withholding) to Mr. Glenn as a result of his termination on February 3, 2006. Additionally, as provided for in the agreements with Mr. Glenn, Mr. Glenn may “put” up to 1,456,720 shares of the shares transferred to him by written notice to the Company during the 180 day period beginning six months from distribution. The Company, subject to some restrictions, must purchase the shares at a price which is the average of the high and low prices on the date the “put” is exercised. Mr. Glenn exercised this “put” on November 8, 2006.

On May 2, 2006, we entered into a negotiated Agreement and Mutual Release (the “Glenn Agreement”) with Mr. Glenn. The Glenn Agreement provides that Mr. Glenn resigns from his positions as a member of our Supervisory Board, a member of the management board of Chicago Bridge & Iron Company B.V. and all other positions, if any, he may hold with us, or any of our subsidiaries or affiliates. We agreed to make a cash payment to Mr. Glenn of $735,000, subject to certain reductions, taxes and withholdings. Mr. Glenn’s unvested stock options will vest according to the schedule set forth in the applicable awards and such options and any vested options may be exercised in accordance with the applicable plan documents. The Glenn Agreement also contains provisions regarding confidentiality, intellectual property ownership, non-solicitation of employees and customers, non-competition, standstill, cooperation in certain proceedings, indemnification in accordance with and to the extent of existing obligations, and a mutual release of claims (subject to certain exceptions) and covenant not to sue.

DIRECTOR COMPENSATION

	Fees
	Earned or	Stock	Option	All Other
	Paid in	Awards	Awards	Compensation
Name(1)	Cash ($)	($) (2)	($) (3)	($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)

Jerry H. Ballengee	140,750	103,840	—	528	245,118
L. Richard Flury	61,000	103,840	—	2,911	166,646
J. Charles Jennett	58,500	103,840	—	528	162,868
Vincent L. Kontny	77,500	103,840	—	1458	182,798
Gary L. Neale	59,500	103,840	—	1230	164,570
L. Donald Simpson	56,500	103,840	—	528	160,868
Marsha C. Williams	73,000	103,840	—	528	177,368

(1)	Philip K. Asherman, President and Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as Supervisory Director. The compensation received by Mr. Asherman as our employee is shown in the Summary Compensation Table on page **.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in 2005 and 2006. The number of stock awards outstanding at the end of the last completed year for each Supervisory Director is 4,400. The stock awards were granted in May 2006 and the grant date fair value of each award computed in accordance with FAS 123(R) was $103,840.

(3)	The number of option awards outstanding at the end of the last completed year for each Supervisory Director is 30,000, except for Mr. Kontny, 22,000 and Mr. Flury, 8,000. No option awards were granted during the year ended December 31, 2006.

(4)	All Other Compensation includes dividends on stock awards ($528 for each member), the 15% discount on shares purchased (described below) and above market interest on deferred compensation.

Members of the Supervisory Board received in 2006 as compensation for their services as Supervisory directors an annual retainer of $30,000, except the non-executive Chairman of the Supervisory Board who received an annual retainer of $90,000, paid in quarterly installments, $1,500 for attendance at each Supervisory Board meeting and a grant of 4,400 units or shares of restricted stock which vest after one year. Members of the Supervisory Board who are chairmen of the Supervisory Board committees receive an additional annual retainer of $5,000, except the chairman of the Audit Committee who received an annual retainer of $10,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation in the form of cash or stock. Fees deferred in the form of cash are credited with interest at the rate of prime plus 1%, updated quarterly based on the prime rate for the first business day of each calendar quarter as published in the Wall Street Journal. For fees deferred in the form of stock, the number of shares of our stock is determined by dividing the fees earned by the closing price per share of our stock on the New York Stock Exchange on the first trading day preceding the respective Board meeting and such shares earn dividends at the regular rate and are converted into additional shares based on the closing price per share of our stock on the New York Stock Exchange on the dividend payment date. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the New York

Stock Exchange on the first trading day following the end of each calendar quarter. Shares are issued either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.

In 2005, we adopted stock ownership guidelines for our Supervisory Directors. They are that each Supervisory Director own shares in our stock equal to at least five times the annual retainer. There is a five-year period for our Supervisory Directors to meet these stock ownership targets.

ITEM 2

ADOPTION OF ANNUAL ACCOUNTS FOR 2006

At the Annual Meeting, you will be asked to authorize the preparation of our Dutch statutory annual accounts and annual report of our Management Board in the English language and to adopt our Dutch Statutory Annual Accounts for the year ended December 31, 2006 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles (“Dutch GAAP”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”). Dutch GAAP generally requires us to amortize goodwill and indefinite lived intangible assets, which is not required under US GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2006 Annual Report to Shareholders (“Annual Report”), also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbi.com, and may be obtained at our executive offices at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands and at our administrative offices c/o Chicago Bridge & Iron Company (Delaware), 2103 Research Forest Drive, The Woodlands, TX 77380-2624 attn: Investor Relations.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

ITEM 3

DISCHARGE OF MEMBERS OF THE MANAGEMENT BOARD

Under Dutch law, the Annual Meeting may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

From January 1, 2006 to February 8, 2006, the sole member of our Management Board was Chicago Bridge & Iron Company B.V., our wholly owned subsidiary. On February 8, 2006, Chicago Bridge & Iron Company B.V. resigned from its position as sole managing director of the Company. During the period from February 8, 2006 to July 28, 2006, the Supervisory Board was, in accordance with applicable provisions of Dutch law, solely entrusted with the management of the Company. On July 28, 2006, at our 2006 annual meeting, Chicago Bridge & Iron Company B.V. was again elected to serve as the sole member of our Management Board.

It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2006.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE SOLE MEMBER OF THE MANAGEMENT BOARD FROM LIABILITY FOR 2006.

ITEM 4

DISCHARGE OF MEMBERS OF THE SUPERVISORY BOARD

Under Dutch law, the Annual Meeting may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory and (if applicable) management duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2006 and in respect of the Supervisory Board’s management of the Company during the period from February 8, 2006 to July 28, 2006 when under applicable provisions of Dutch law the Supervisory Board was solely entrusted with the management of the Company.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE SUPERVISORY BOARD FROM LIABILITY FOR 2006.

ITEM 5

DISTRIBUTION FROM PROFITS

Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions from profits. During 2006, we distributed four quarterly distributions (interim dividends) in cash in anticipation of the final dividend. The interim dividends were distributed on March 30, June 30, September 29 and December 29, each at the rate of $0.03 per share, for an aggregate interim cash dividend of $0.12 per share.

We propose that no further distributions be made and that the final dividend for 2006 shall equal the aggregate of the four interim dividends in cash amounting to $0.12 per share and that such amounts shall be charged to profits.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final dividend.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISTRIBUTION OF THE FINAL DIVIDEND.

ITEM 6

EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 10%
OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 10, 2008

Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the 2006 annual meeting, you authorized the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. As of March **, 2007, we had repurchased ***,*** shares under this authority. Such authority expires January 28, 2008.

The Management Board believes that we would benefit by extending such authority of the Management Board, acting with the approval of our Supervisory Board, to repurchase our shares. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by us, or our subsidiaries, may generally never exceed 10% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or over 9,600,000 shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 10, 2008.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend the authorization of the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction until November 10, 2008.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES.

ITEM 7

EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE
SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO
LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 10, 2012

At the Annual Meeting, you will be asked to resolve on a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 10, 2012. Under Dutch law and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans. If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2006 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on July 28, 2011.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 10, 2012.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 10, 2012.

ITEM 8

APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP (“E&Y”) be appointed as our independent registered public accounting firm for the year ending December 31, 2007. E&Y has acted as our independent registered public accounting firm since 2005. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint E&Y as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2007.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

ITEM 9

DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the law of the Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. Although under Dutch law dividends are generally paid annually, the Management Board, with the approval of the Supervisory Board may, subject to certain statutory provisions, distribute one or more interim dividends or other interim distributions before the accounts for any year have been approved and adopted at a general meeting of shareholders in anticipation of the final dividend or final distribution. Cash dividends and distributions that have not been collected within five years after the date on which they become due and payable shall revert to the Company.

We have declared and paid in the past, and currently intend to declare and pay, regular quarterly cash dividends or distributions on our common shares; however, there can be no assurance that any such dividends or distributions will be declared or paid. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual dividends), our Management Board and our Supervisory Board and will depend upon general business conditions, legal and contractual restriction on the payment of dividends or distributions, and other factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of shares registered in our New York registry will be paid to The Bank of New York as New York Transfer Agent and Registrar.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2008 Annual Meeting of Shareholders must be received at our principal executive offices no later than December 7, 2007 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to the shareholders’ rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for Annual Meetings.

By Order of the Board of Supervisory Directors

Jerry H. Ballengee
Non-Executive Chairman of the Board of Supervisory Directors

Hoofddorp, The Netherlands
April **, 2007

CHICAGO BRIDGE & IRON COMPANY N.V.
Voting Instruction Card

(Must be presented at the meeting or received by mail prior to the close of business on May 3, 2007)

     The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 10, 2007 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on Xxxx ___, 2007, at such Meeting in respect of the resolutions specified on the reverse side thereof. This proxy is governed by Dutch law.
Notes:	1.	Please direct your proxy how it is to vote by placing an “x” in the appropriate box opposite the resolutions specified on the reverse side thereof.
	2.	If no instructions are given on this Voting Instruction Card, then the shares will be voted FOR Messrs. Ballengee and Underwood, and FOR items 2-8
	3.	This voting Instruction Card is solicited by the Supervisory Board of the Company.

To include any comments, please mark this box.	☐
CHICAGO BRIDGE & IRON COMPANY N.V.
P.O. BOX 11436
NEW YORK, N.Y. 10203-0436
Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

1.
To elect a) Jerry H. Ballengee and b) Michael L. Underwood as members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2010 and until their successors shall have been duly appointed;

First position:	a) Jerry H. Ballengee
OR
b) David P. Bordages
Second position:	c) Michael L. Underwood
OR
d) Samuel C. Leventry
2.	To authorize the preparation of the annual accounts and the annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the year ended December 31, 2006;

3.	To discharge the members of the Management Board from liability in respect of the exercise of their duties during the year ended December 31, 2006;

4.	To discharge the members of the Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2006;

5.	To resolve on the final dividend for the year ended December 31, 2006;

6.	To approve the extension of the authority of the Management Board to repurchase up to 10% of the issued share capital of the Company until November 10, 2008;

7.
To approve the extension of the authority of the Supervisory Board to issue and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude the preemptive rights of shareholders of the Company until May 10, 2012;

8.	To appoint Ernst & Young LLP our independent registered public accounting firm for the year ending December 31, 2007.

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Promptly
Return this Proxy Card Using	☒
the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

1.	FOR		FOR	ABSTAIN

a) Jerry H. Ballengee	☐	OR b) David P. Bordages	☐	☐

c) Michael L. Underwood	☐	OR d) Samuel C. Leventry	☐	☐

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

2.	☐	☐	☐	6.	☐	☐	☐

3.	☐	☐	☐	7.	☐	☐	☐

4.	☐	☐	☐	8.	☐	☐	☐

5.	☐	☐	☐	To change your address, please mark this box.			☐

S C A N L I N E

The Voting Instruction must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation, the Voting Instruction must be executed by duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here